Exhibit 99.1

NYSE: MGG

Date:	Feb. 3, 2009

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Higher Fourth-Quarter Earnings

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported fourth-quarter 2008 operating profit of $96.1 million compared to $80.9 million for fourth quarter 2007. Net income was $19.5 million during fourth quarter 2008 versus $14.9 million in fourth quarter 2007.

MGG owns the general partner interest and incentive distribution rights of Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its distributable cash flow is derived from cash distributions received from MMP.

Related to fourth quarter 2008, MGG will receive distributions of $23.5 million from its ownership interest in MMP, almost all of which is available for distribution to MGG unitholders.

“MGG benefited from MMP’s strong performance in the quarter despite a weak economy and the impact of Hurricane Ike on Oct. throughput volumes,” said Don Wellendorf, chief executive officer. “In fact, MGG’s quarterly cash distribution has increased each quarter since its early 2006 initial public offering, for total distribution growth of 84% since that time.”

Operating profit increased between quarters primarily due to contributions from MMP’s growth projects, rate increases and higher commodity margin, more than offsetting reduced petroleum products volumes resulting from adverse economic conditions and hurricanes during the 2008 period.

Non-controlling owners’ interest in income of consolidated subsidiaries, which represents limited partner interests in MMP that MGG does not own, increased between quarters due to higher net income generated by MMP in 2008.

Basic and diluted net income per limited partner unit was 32 cents in fourth quarter 2008 and 28 cents in fourth quarter 2007.

An analyst call with management regarding fourth-quarter 2008 financial results for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 596-2581 and provide code 2344675. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 9. To access the replay, dial (888) 203-1112 and provide code 2344675. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. (NYSE: MGG) is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Transportation and terminals revenues	$160,366	$166,955	$608,781	$638,810
Product sales revenues	215,712	134,473	709,564	574,095
Affiliate management fee revenue	178	184	712	733

Total revenues	376,256	301,612	1,319,057	1,213,638
Costs and expenses:
Operating	65,991	71,026	250,935	264,871
Product purchases	189,415	94,184	633,909	436,567
Depreciation and amortization	20,580	22,654	79,140	86,501
Affiliate general and administrative	20,483	18,198	74,859	73,302

Total costs and expenses	296,469	206,062	1,038,843	861,241
Gain on assignment of supply agreement	—	—	—	26,492
Equity earnings	1,067	563	4,027	4,067

Operating profit	80,854	96,113	284,241	382,956
Interest expense	13,630	16,038	54,956	56,764
Interest income	(320)	(532)	(2,851)	(1,482)
Interest capitalized	(1,259)	(1,069)	(4,452)	(4,803)
Non-controlling owners’ interest in income of consolidated subsidiaries	53,335	61,562	175,356	244,430
Debt placement fee amortization	171	219	1,554	767
Debt prepayment premium	—	—	1,984	—
Other (income) expense	—	(126)	728	(380)

Income before provision for income taxes	15,297	20,021	56,966	87,660
Provision for income taxes	419	518	1,568	1,987

Net income	$14,878	$19,503	$55,398	$85,673

Allocation of net income:
Limited partners’ interest	$17,317	$20,349	$61,580	$87,733
General partner’s interest	(2,439)	(846)	(6,182)	(2,060)

Net income	$14,878	$19,503	$55,398	$85,673

Basic and diluted net income per limited partner unit	$0.28	$0.32	$0.98	$1.40

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	62,651	62,659	62,650	62,656

MAGELLAN MIDSTREAM HOLDINGS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Net income	$14,878	$19,503	$55,398	$85,673
Direct charges to the general partner:
Reimbursable general and administrative costs (a)	2,442	848	6,191	2,072

Income before direct charges to general partner	17,320	20,351	61,589	87,745
General partner’s share of income (b)	0.0141%	0.0097%	0.0141%	0.0130%

General partner’s allocated share of net income before direct charges	3	2	9	12
Direct charges to general partner	2,442	848	6,191	2,072

Net loss allocated to general partner	$(2,439)	$(846)	$(6,182)	$(2,060)

Net income	$14,878	$19,503	$55,398	$85,673
Less: net loss allocated to general partner	(2,439)	(846)	(6,182)	(2,060)

Net income allocated to limited partners	$17,317	$20,349	$61,580	$87,733

(a)	Reimbursable G&A costs for the twelve months ended December 31, 2007 and for both the three and twelve months ended December 31, 2008, include a $1.3 million and $0.4 million, respectively, unusual non-cash expense related to a payment by MGG Midstream Holdings, L.P., an affiliate that, until December 2, 2008, indirectly owned a portion of the partnership’s general partner. These payments did not impact our cash available for distributions.
(b)	The partnership acquired its general partner from MGG Midstream Holdings, L.P., an affiliate, on December 2, 2008. The general partner’s share of income for the three and twelve months ended December 31, 2008 has been adjusted to reflect MGG Midstream Holdings, L.P.’s proportional ownership during the periods presented.